Exhibit 10.1

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Plan Support Agreement”) dated December 22, 2016 is made between:

(a)

Memorial Production Partners LP (“Memorial Parent”), a Delaware limited partnership, and each of its undersigned subsidiaries that are parties hereto (each, a “Memorial Party” and collectively, the “Memorial Parties”), including Memorial Production Finance Corporation (“MPFC”) and Memorial Production Operating LLC; and

(b)

the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders, of the (i) 6.875% Senior Unsecured Notes due 2022 (the “6.875% Senior Unsecured Notes”) issued under that certain indenture dated as of July 17, 2014, between Memorial Parent and MPFC, as issuers, each of the guarantors party thereto, and Wilmington Trust, National Association, as successor trustee (such indenture, as amended, modified, or otherwise supplemented from time to time, the “6.875% Senior Unsecured Note Indenture”), together with their respective successors and permitted assigns and any holder of 6.875% Senior Unsecured Notes that subsequently becomes a party hereto in accordance with the terms hereof (collectively, the “Consenting 6.875% Senior Unsecured Noteholders”), and (ii) 7.625% Senior Unsecured Notes due 2021 (the “7.625% Senior Unsecured Notes” and, together with the 6.875% Senior Unsecured Notes, the “Unsecured Notes”) issued under that certain indenture dated as of April 17, 2013, between Memorial Parent and MPFC, as issuers, each of the guarantors party thereto, and Wilmington Trust, National Association, as successor trustee (such indenture, as amended, modified, or otherwise supplemented from time to time, the “7.625% Senior Unsecured Note Indenture” and, together with the 6.875% Senior Unsecured Note Indenture, the “Unsecured Note Indentures”), together with their respective successors and permitted assigns and any holder of 7.625% Senior Unsecured Notes that subsequently becomes a party hereto in accordance with the terms hereof (collectively, the “Consenting 7.625% Senior Unsecured Noteholders” and, together with the Consenting 6.875% Senior Unsecured Noteholders, the “Consenting Noteholders”) that are members of the ad hoc group of holders of Unsecured Notes Claims (the “Ad Hoc Group”) that is represented by Davis Polk & Wardwell LLP (“Davis Polk”) and Miller Buckfire & Co., LLC.

Each of the Memorial Parties, Consenting Noteholders, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to collectively herein as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties have agreed to undertake a financial restructuring of the Memorial Parties (the “Restructuring”) which is anticipated to be effected through a prepackaged or prenegotiated plan of reorganization (including any schedules and exhibits attached thereto, the “Plan”) on terms and conditions set forth in the term sheet attached hereto as Exhibit A (including any schedules and exhibits attached thereto, the “Restructuring Term Sheet”), and the commencement by each Memorial Party of a voluntary case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Southern District of Texas or, with the consent of the Requisite Noteholders (as defined below), any other jurisdiction that the Memorial Parties choose (the “Bankruptcy Court”).

WHEREAS, as of the date hereof, the Consenting 6.875% Senior Unsecured Noteholders, in the aggregate, hold approximately 63.4% of the aggregate outstanding principal amount of 6.875% Senior Unsecured Notes.

WHEREAS, as of the date hereof, the Consenting 7.625% Senior Unsecured Noteholders, in the aggregate, hold approximately 40.7% of the aggregate outstanding principal amount of 7.625% Senior Unsecured Notes.

WHEREAS, as of the date hereof, the Consenting Noteholders, in the aggregate, hold approximately 50.2% of the aggregate outstanding principal amount of Unsecured Notes.

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Restructuring, including matters discussed in the Restructuring Term Sheet and hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    Certain Definitions.

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Restructuring Term Sheet. As used in this Plan Support Agreement, the following terms have the following meanings:

(a)    “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

(b)    “Cash Collateral Order” means the Bankruptcy Court order authorizing the Memorial Parties to use prepetition collateral and cash collateral in form and substance reasonably acceptable to the Memorial Parties and the Requisite Noteholders.

(c)    “Definitive Documents” means the documents (including any related agreements, instruments, schedules, or exhibits) that are necessary or desirable to implement, or otherwise relate to, the Restructuring, including this Plan Support Agreement, the Plan (including any plan supplements), the Disclosure Statement, any order approving the Disclosure Statement, and any order confirming the Plan, in each case on terms and conditions consistent with the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to the Memorial Parties and the Requisite Noteholders.

(d)    “Effective Date” means the date upon which all the conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms.

(e)    “Plan Support Effective Date” means the date on which counterpart signature pages to this Plan Support Agreement shall have been executed and delivered by the Memorial Parties and Consenting Noteholders.

(f)    “Plan Support Period” means the period commencing on the Plan Support Effective Date and ending on the earlier of the (i) date on which this Plan Support Agreement is terminated in accordance with Section 6 hereof and (ii) the Effective Date.

(g)    “Requisite Noteholders” means, as of the date of determination, Consenting Noteholders holding at least a majority of the outstanding principal amount of the Unsecured Notes held by Consenting Noteholders as of such date.

(h)    “SEC” means the United States Securities and Exchange Commission.

(i)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(j)    “Solicitation” means the solicitation of votes for the Plan pursuant to, and in compliance with, the Bankruptcy Code and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation.

(k)    “Supermajority Noteholders” means, as of the date of determination, Consenting Noteholders holding at least 66 and 2/3% of the outstanding principal amount of the Unsecured Notes outstanding under the Unsecured Note Indentures.

2.    Restructuring Term Sheet. The material terms and conditions of the Restructuring are set forth in the Restructuring Term Sheet; provided that the Restructuring Term Sheet is supplemented by the terms and conditions of this Plan Support Agreement. In the event of any inconsistencies between the Restructuring Term Sheet and this Plan Support Agreement, the terms of the Restructuring Term Sheet shall govern.

3.    Bankruptcy Process; Plan of Reorganization.

(a)    Commencement of the Chapter 11 Cases. Each Memorial Party hereby agrees that, as soon as reasonably practicable, but in no event later than January 16, 2017, such Memorial Party shall file with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Case of such Memorial Party.

(b)    Filing of the Plan. On the Petition Date (as defined in Section 6), the Memorial Parties shall file the Plan along with the Disclosure Statement in respect to the Plan with the Bankruptcy Court.

(c)    Confirmation of the Plan. Each Memorial Party shall use its commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date (as defined in Section 6) in accordance with the Bankruptcy Code and on terms consistent with this Plan Support Agreement, and each Consenting Noteholder shall use its commercially reasonable efforts to cooperate fully in connection therewith.

4.    Agreements of the Consenting Noteholders.

(a)    Agreement to Vote. During the Plan Support Period, subject to the terms and conditions hereof, each Consenting Noteholder agrees that it shall, subject to the receipt by such Consenting Noteholder of the Disclosure Statement and other solicitation materials in respect of the Plan:

(i)    vote or cause to be voted its Claims against the Memorial Parties to accept the Plan by delivering its duly executed and completed ballots accepting the Plan on a timely basis as soon as reasonably practicable after receiving the ballots; provided that such vote shall be immediately revoked by all Consenting Noteholders and deemed void ab initio upon termination of this Plan Support Agreement before the consummation of the Plan pursuant to the terms hereof;

(ii)    not change or withdraw (or cause to be changed or withdrawn) any such vote; and

(iii)    not (A) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, (B) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets, merger, workout, or plan of reorganization for any of the Memorial Parties other than the Plan, or (C) otherwise take any action that would interfere with, delay, or postpone the consummation of the Restructuring.

(b)    Transfers.

(i)    During the Plan Support Period, each Consenting Noteholder agrees, solely with respect to itself, that such Consenting Noteholder shall not sell, transfer, loan, issue, pledge, assign, or otherwise dispose of (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Unsecured Notes Claims (including grant any proxies, deposit any interest in the Unsecured Notes Claims into a voting trust or enter into a voting agreement with respect to any such Unsecured Notes Claims), unless the transferee thereof is either (A) a Consenting Noteholder or (B) before such Transfer is effective, (x) represents that it does not own, directly or indirectly, any Memorial Parent Interests, (y) agrees in writing for the benefit of the Parties to become a Consenting Noteholder, and (z) agrees to be bound by all of the terms of this Plan Support Agreement applicable to Consenting Noteholders (including with respect to any and all Unsecured Notes Claims it already may hold before such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days after such execution to (1) Weil, Gotshal & Manges LLP (“Weil”), counsel to the Memorial Parties and (2) Davis Polk, counsel to the Ad Hoc Group, in which event, upon compliance with the foregoing, (x) the transferee (including the Consenting Noteholder transferee, if applicable) shall be deemed to be a Consenting Noteholder hereunder to the extent of such transferred rights and obligations and shall be deemed to make all of the representations, warranties, and covenants of a Party, as applicable, set forth in this Plan Support Agreement and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Plan Support Agreement to the extent of such transferred rights and obligations; provided that this Section 4(b)(i) shall not apply to the grant of any liens or encumbrances in favor of a bank or broker-dealer holding custody of securities in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such securities. Each Consenting Noteholder agrees that any Transfer of any Unsecured Notes Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio and shall not create any obligation or liability of any Party to the purported transferee, and the applicable Memorial Party and each other Consenting Noteholder shall have the right to enforce the voiding of such Transfer. Any Consenting Noteholder that effectuates a Transfer in compliance with the foregoing shall have no liability under this Plan Support Agreement arising from or related to the failure of the transferee to comply with the terms of this Plan Support Agreement.

(ii)    Notwithstanding Section 4(b)(i): (A) a Consenting Noteholder may settle or deliver any Unsecured Notes Claims to settle any confirmed transaction pending as of the date of such Consenting Noteholder’s entry into this Plan Support Agreement (subject to compliance with applicable securities laws and it being understood that such Unsecured Notes Claims so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Plan Support Agreement); (B) a Consenting Noteholder may Transfer its Unsecured Notes Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker become a Party; provided that (1)(x) such Qualified Marketmaker must Transfer such right, title, or interest in such Unsecured Notes before the plan voting deadline and (y) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Unsecured Notes is to a transferee that is or becomes a Consenting Noteholder at the time of such transfer, or (2) the Qualified Marketmaker will be required to execute and deliver a Joinder Agreement; and (C) to the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in Unsecured Notes that the Qualified Marketmaker acquires from an Unsecured Noteholder who is not a Consenting Noteholder without the requirement that the transferee be or become a Consenting Noteholder or execute a Joinder Agreement.

For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the public or applicable private markets as standing ready in the ordinary course of its business to purchase from customers and sell to customers Claims against the Memorial Parties (including debt securities or other debt) or enter with customers into long and short positions in Claims against the Memorial Parties (including debt securities or other debt), in its capacity as a dealer or market maker in such Claims against the Memorial Parties, and (y) is in fact regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).

(c)    Agreement to Contribute. So long as this Plan Support Agreement has not been terminated in accordance with the terms hereof, each Consenting Noteholder agrees to contribute its Unsecured Notes Claims to Contribution LLC and to cause Contribution LLC to in turn contribute the Unsecured Notes Claims to Memorial Parent NewCo and timely perform any other act in accordance with the Restructuring Transactions set forth on Annex 3 of the Restructuring Term Sheet; provided, however, that if the Consenting Noteholders shall in the aggregate own in excess of 77% of the Unsecured Notes Claims (or such lesser percentage as Memorial Parent, after consultation with the counsel to the Ad Hoc Group, reasonably determines), the Consenting Noteholder(s) with the least ownership shall not contribute any of their Unsecured Notes Claims, but only such holders as are necessary to bring the aggregate ownership of contributing Consenting Noteholders within such percentage ownership limit.

(d)    Additional Claims. This Plan Support Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Unsecured Notes Claims. Each Consenting Noteholder agrees that if any Consenting Noteholder acquires additional Unsecured Notes Claims, then (i) such Unsecured Notes Claims shall be subject to this Plan Support Agreement (including the obligations of the Consenting Noteholders under this Section 4) and (ii) after such acquisition, such Consenting Noteholder shall notify Weil of the amount and types of Claims it has acquired (A) on no less than a monthly basis and (B) additionally, upon the reasonable request of Weil.

(e)    Forbearance. During the period commencing on the date hereof and ending on the termination of this Plan Support Agreement in accordance with its terms, each Consenting Noteholder hereby agrees it will not enforce, or otherwise take any action to direct enforcement of, any of the rights and remedies available to the Consenting Noteholders (or any registered holder of Unsecured Notes) or the trustee under the Unsecured Note Indentures or the Unsecured Notes or otherwise, including, without limitation, any action to accelerate, or join in any request for acceleration of, the Unsecured Notes (“Remedial Action”) under the Unsecured Note Indentures or the Unsecured Notes with respect to any defaults or events of default set forth on Schedule A hereto. The Consenting Noteholders hereby request that during the Plan Support Period any applicable administrative agent or indenture trustee not take, and direct such administrative agent or indenture trustee not to take, any Remedial Action with respect to any defaults or events of default set forth on Schedule A hereto, and shall, upon request of the Memorial Parties, provide such further direction to any administrative agent or indenture trustee as may be necessary to effectuate the intent of the foregoing. The Consenting Noteholders further agree that if any applicable administrative agent or indenture trustee takes any action inconsistent with such Consenting Noteholder’s obligations under this Plan Support Agreement, such Consenting Noteholder shall use its commercially reasonable efforts to require such administrative agent or indenture trustee to cease and refrain from taking any such action (including, by written notice to the indenture trustee, rescinding and canceling such acceleration to the fullest extent permitted under the Unsecured Note Indentures).

The foregoing forbearance shall not be construed to impair the ability of the Consenting Noteholders or the indenture trustee to exercise any rights or remedies under the Unsecured Note Indentures or take any Remedial Action (x) at any time after the Plan Support Period or (y) during the Plan Support Period, for defaults or events of default other than the defaults or events of default set forth on Schedule A hereto, and, except as provided herein, nothing shall restrict, impair, or otherwise affect the exercise of the Consenting Noteholders’ or the indenture trustee’s rights under this Plan Support Agreement, the Unsecured Note Indentures or the Unsecured Notes.

With respect to the foregoing forbearance, each Consenting Noteholder’s agreements, as provided herein, shall immediately terminate without requirement for any notice, demand, or presentment of any kind after the Plan Support Period, and the Memorial Parties at that time shall be obligated to comply with and perform all terms, conditions, and provisions of the Unsecured Note Indentures and the Unsecured Notes without giving effect to the forbearance, and the indenture trustee and the Consenting Noteholders may at any time thereafter proceed to exercise any and all of their rights and remedies, including, without limitation, their rights and remedies in connection with any defaults or events of default under the Unsecured Note Indentures or rights under this Plan Support Agreement, to the extent continuing.

For the avoidance of doubt, the forbearance set forth in this Section 4(e) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Consenting Noteholders or the trustee under the Unsecured Note Indentures or Unsecured Notes and shall not, except as expressly set forth herein, alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Unsecured Note Indentures or the Unsecured Notes or any other provision of the Unsecured Note Indentures or the Unsecured Notes, all of which are ratified and affirmed in all respects and shall continue in full force and effect. The forbearance set forth in this Section 4(e) shall not bar any Consenting Noteholder from filing a proof of claim or taking action to establish the amount of its Claim. If the transactions contemplated hereby are not consummated or if this Plan Support Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

(f)    The Consenting Noteholders agree to provide prompt written notice to the Memorial Parties between the date hereof and the Effective Date of (i) receipt of any notice that is not publicly available of any judicial proceeding commenced, or, to the actual knowledge of any Consenting Noteholder, threatened in writing against any Consenting Noteholder, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring, and (ii) any failure of any Consenting Noteholder to comply with or satisfy, in any material respect, any covenant, condition, or agreement hereunder.

(g)    The agreements of the Consenting Noteholders in this Section 4 shall be solely on such Consenting Noteholder’s own behalf and not on behalf of any other Consenting Noteholders and shall be several and not joint.

5.    Agreements of the Memorial Parties.

Prior to and during the Plan Support Period, subject to the terms and conditions hereof, each Memorial Party, jointly and severally, agrees that it shall:

(a)    (i) act in good faith and use commercially reasonable efforts to support and complete successfully the Solicitation in accordance with the terms of this Plan Support Agreement, (ii) do all things reasonably necessary and appropriate, including considering actions reasonably requested by the Requisite Noteholders, in furtherance of confirming the Plan and consummating the Restructuring and the transactions contemplated thereby in accordance with, and within the time frames contemplated by, this Plan Support Agreement (including within the deadlines set forth in Section 6); provided that no Memorial Party shall be obligated to agree to any modification of any document that is inconsistent with the Restructuring Term Sheet, (iii) not take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the approval of the Disclosure Statement, the Solicitation of votes on the Plan, and the confirmation and consummation of the Plan and the Restructuring, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale of substantially all of the Memorial Parties’ assets under section 363 of the Bankruptcy Code) other than the Restructuring (an “Alternative Transaction”), and (iv) not, nor encourage any other person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Plan Support Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, or encourage any other entity to interfere with the acceptance or implementation of the Restructuring or delay the time frames contemplated by this Plan Support Agreement (including within the deadlines set forth in Section 6);

(b)    (i) file on the Petition Date (as defined below) such first day motions and pleadings that are reasonably acceptable, in form and substance, to the Requisite Noteholders, (ii) use commercially reasonable efforts to cause the Confirmation Order to become effective and enforceable immediately upon its entry and to have the period in which an appeal thereto must be filed commence immediately upon its entry, (iii) use commercially reasonable efforts to complete and file, within the timeframes contemplated by this Plan Support Agreement, all Definitive Documents, and (iv) use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Cash Collateral Order.

(c)    provide draft copies of all material motions, applications, and other documents (including the Plan and Disclosure Statement, any proposed amended version of the Plan or Disclosure Statement, and all first day pleadings) any Memorial Party intends to file with the Bankruptcy Court to Davis Polk, if reasonably practicable and applicable, at least two (2) calendar days before the date when the applicable Memorial Party intends to file any such motion, application, or other document (and, if not reasonably practicable, as soon as reasonably practicable before filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. Subject to Section 4(a), nothing in this Plan Support Agreement shall restrict, limit, prohibit, or preclude, in any manner not inconsistent with its obligations under this Plan Support Agreement, any of the Consenting Noteholders from appearing in the Bankruptcy Court with respect to any motion, application, or other documents filed by the Memorial Parties and objecting to, or commenting upon, the relief requested therein;

(d)    use commercially reasonable efforts to obtain authority, through the Cash Collateral Order, to pay the fees and expenses of the Ad Hoc Group incurred pursuant to Section 24 hereof;

(e)    subject to professional responsibilities, timely file with the Bankruptcy Court or any other applicable United States court a formal written objection to any motion filed with the Bankruptcy Court or any other United States court by any party seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases, (iv) modifying or terminating Memorial Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, or (v) granting any relief inconsistent with this Plan Support Agreement and the Definitive Documents;

(f)    provide to the Consenting Noteholders and/or their respective professionals, upon reasonable advance notice to any Memorial Party, (i) reasonable access (without any material disruption to the conduct of the applicable Memorial Party’s business) during normal business hours to the applicable Memorial Party’s books, records, and facilities, (ii) reasonable access to the respective management and advisors of the applicable Memorial Party for the purposes of evaluating the Memorial Party’s finances and operations and participating in the planning process with respect to the Restructuring, (iii) prompt access to any information provided to any existing or prospective financing sources (including lenders under any exit financing), and (iv) timely and reasonable responses to all reasonable diligence requests; provided, that the Consenting Noteholders understand and agree that the Memorial Parties may (in their sole discretion) refuse to provide a Consenting Noteholder with any confidential information if such Consenting Noteholder is not a party to a confidentiality agreement that is reasonable to the Memorial Parent (in its sole discretion);

(g)    operate its businesses without material change in such operations or disposition of material assets (unless in such instance, the Requisite Noteholders have consented thereto in writing) in accordance with its business judgment;

(h)    use commercially reasonable efforts to preserve intact in all material respects its current business organizations, keep available the services of its current officers and material employees (in each case, other than voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties) and preserve in all material respects its relationships with customers, sales representatives, suppliers, distributors, and others, in each case, having material business dealings with the Memorial Parties (other than terminations for cause or consistent with applicable fiduciary duties);

(i)    provide prompt written notice to the Consenting Noteholders between the date hereof and the Effective Date of (i) receipt of any notice that is not publicly available of any judicial proceeding commenced, or, to the actual knowledge of any Memorial Party, threatened in writing against any Memorial Party, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring and (ii) any failure of any Memorial Party to comply with or satisfy, in any material respect, any covenant, condition, or agreement hereunder; and

(j)    provide a copy of any written offer or proposal for an Alternative Transaction received to Davis Polk within two (2) business days of the Memorial Parties’ or their advisors’ receipt of such offer or proposal.

6.    Termination of Plan Support Agreement.

This Plan Support Agreement shall automatically terminate one (1) business day after the delivery of written notice to the other Parties (in accordance with Section 22) from the Requisite Noteholders at any time after and during the continuance of any Noteholder Termination Event enumerated in Section 6(a). In addition, this Plan Support Agreement shall automatically terminate one (1) business day after the delivery of notice from the Memorial Parties to the Consenting Noteholders (in accordance with Section 22) at any time after the occurrence and during the continuance of any Memorial Termination Event enumerated in Section 6(b). This Plan Support Agreement shall terminate automatically without any further required action or notice on the Effective Date.

(a)    A “Noteholder Termination Event” shall mean any of the following:

(i)    The breach in any material respect by any Memorial Party of any of the undertakings, representations, warranties, or covenants of the Memorial Parties set forth herein which remains uncured for a period of five (5) business days after the receipt of written notice of such breach from the Requisite Noteholders pursuant to this Section 6 and in accordance with Section 22 (as applicable).

(ii)    At 11:59 p.m. Eastern Time on January 16, 2017, unless the Memorial Parties have commenced the Chapter 11 Cases (the date on which such commencement occurs, the “Petition Date”).

(iii)    At 11:59 p.m. Eastern Time five (5) calendar days after the Petition Date, unless the Memorial Parties have filed the Plan, the Disclosure Statement, and a motion for approval of the Plan and the Disclosure Statement.

(iv)    At 11:59 p.m. Eastern Time sixty (60) calendar days after the Petition Date if the Memorial Parties commenced Solicitation before the Petition Date (otherwise, forty (40) calendar days after the Petition Date), unless the Memorial Parties have obtained approval of the Disclosure Statement.

(v)    At 11:59 p.m. Eastern Time sixty (60) calendar days after the Petition Date if the Memorial Parties commenced Solicitation before the Petition Date (otherwise, seventy-five (75) calendar days after the Petition Date), unless the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Memorial Parties and the Requisite Noteholders.

(vi)    At 11:59 p.m. Eastern Time on the date that is fifteen (15) calendar days after the date of entry of the Confirmation Order (the “Outside Date”), unless the Effective Date shall have occurred.

(vii)    The Memorial Parties withdraw the Plan or Disclosure Statement, or the Memorial Parties file any motion or pleading with the Bankruptcy Court that is not consistent with this Plan Support Agreement or the Restructuring Term Sheet in any material respect, and such motion or pleading has not been withdrawn before the earlier of (A) two (2) business days after the Memorial Parties receive written notice from the

Requisite Noteholders (in accordance with Section 22) that such motion or pleading is inconsistent with this Plan Support Agreement or the Restructuring Term Sheet in any material respect and (B) entry of an order of the Bankruptcy Court approving such motion or pleading.

(viii)    Any Memorial Party files any motion for, or the Bankruptcy Court enters an order granting, the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) appointment of examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (C) dismissal of one or more of the Chapter 11 Cases.

(ix)    The Bankruptcy Court grants relief that is (A) inconsistent with this Plan Support Agreement or the Restructuring Term Sheet in any respect that is materially adverse to the Requisite Noteholders or (B) would, or would reasonably be expected to materially frustrate the purposes of this Plan Support Agreement, including by preventing the consummation of the Restructuring, unless the Memorial Parties have sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed, or vacated within ten (10) business days after the date of such issuance, except if such relief is granted pursuant to a motion by any Consenting Noteholder.

(x)    Any Memorial Party files, propounds, or otherwise supports or fails to timely file with the Bankruptcy Court a statement that it does not support any plan of reorganization inconsistent with the Restructuring Term Sheet.

(xi)    Any Memorial Party files, propounds, or otherwise supports any motion or application seeking authority to sell all or a material portion of its assets.

(xii)    Any Memorial Party files, propounds, or otherwise supports or fails to timely object to any motion or pleading challenging the amount or validity of any Unsecured Noteholders Claim.

(xiii)    Any of the Definitive Documents shall have been modified in a manner adverse in any material respect to any Consenting Noteholder, without prior written consent of the Requisite Noteholders.

(xiv)    Other than pursuant to any relief sought by the Memorial Parties that is not materially inconsistent with its obligations under this Plan Support Agreement or the Plan, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) and parties other than the Consenting Noteholders exercise rights with respect to any assets of the Memorial Parties having an aggregate fair market value in excess of $5 million without the prior written consent of the Requisite Noteholders.

(xv)    The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment, or order has not been not stayed, reversed, or vacated within ten (10) business days after such issuance.

(xvi)    The Bankruptcy Court or other court of competent jurisdiction enters an order denying confirmation of the Plan.

(xvii)    At 11:59 p.m. Eastern Time on the date that is thirty (30) calendar days after the Petition Date unless (A) the Cash Collateral Order grants the Memorial Parties authority to pay the fees and expenses of the Ad Hoc Group incurred pursuant to Section 24 hereof, or (B) the Bankruptcy Court enters an order approving the assumption of the Plan Support Agreement.

(b)    A “Memorial Termination Event” shall mean any of the following:

(i)    The breach in any material respect by one or more of the Consenting Noteholders, of any of the undertakings, representations, warranties, or covenants of the Consenting Noteholders set forth herein in any material respect which remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to this Section 6 and Section 22 (as applicable), but only if the non-breaching Consenting Noteholders constitute less than the Supermajority Noteholders.

(ii)    The board of directors or managers (or comparable governing body), members, or partners, as applicable, of any Memorial Party reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Plan Support Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided that the Memorial Party provides notice of such determination to the Consenting Noteholders within five (5) business days after the date thereof.

(iii)    The Consenting Noteholders fail to comply with Section 4(c) hereof.

(iv)    The Bankruptcy Court grants relief that is inconsistent with this Plan Support Agreement or the Restructuring Term Sheet in any respect that is materially adverse to the Memorial Parties, except if such relief is granted pursuant to a motion by the Memorial Parties.

(v)    At 11:59 p.m. Eastern Time on the earlier of (A) one hundred sixty five (165) calendar days after the Petition Date if the Memorial Parties commenced Solicitation before the Petition Date (otherwise, one hundred eighty (180) calendar days after the Petition Date) and (B) the Outside Date, in each case unless the Effective Date shall have occurred.

(vi)    The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment, or order has not been not stayed, reversed, or vacated within ten (10) business days after such issuance.

(vii)    The Consenting Noteholders subject to this Plan Support Agreement do not beneficially own or control at any time sufficient amount of Unsecured Notes to constitute the Supermajority Noteholders commencing on December 30, 2016 and at any time thereafter.

(viii)    The Bankruptcy Court enters an order granting, the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or (B) dismissal of one or more of the Chapter 11 Cases; provided that the Memorial Parties did not file or support any motion or pleading for the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code and/or (B) dismissal of one or more of the Chapter 11 Cases.

(ix)    The Bankruptcy Court or other court of competent jurisdiction enters an order denying confirmation of the Plan.

Notwithstanding any provision in this Plan Support Agreement to the contrary, upon written consent of the Requisite Noteholders, each of the dates set forth in Section 6(a) may be extended prior to or upon such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein.

(c)    Mutual Termination. This Plan Support Agreement may be terminated by mutual agreement of the Memorial Parties and the Requisite Noteholders upon the receipt of written notice delivered in accordance with Section 22.

(d)    Effect of Termination. Subject to the provisions contained in Section 15, upon the termination of this Plan Support Agreement in accordance with this Section 6, this Plan Support Agreement shall become void and of no further force or effect and each Party shall, except as otherwise provided in this Plan Support Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Plan Support Agreement, shall have no further rights, benefits, or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Plan Support Agreement and no such rights or remedies shall be deemed waived pursuant to a Claim of laches or estoppel; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination.

(e)    Automatic Stay. The Memorial Parties acknowledge and agree that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Plan Support Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Plan Support Agreement.

7.    Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation, and consummation of the Restructuring as well as the negotiation, drafting, execution, and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Plan Support Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Plan Support Agreement.

8.    Representations and Warranties.

(a)    Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Consenting Noteholder becomes a party hereto):

(i)    Such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Plan Support Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder. The execution and delivery of this Plan Support Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part.

(ii)    The execution, delivery, and performance by such Party of this Plan Support Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except, in the case of the Memorial Parties, for the filing of the Chapter 11 Cases.

(iii)    The execution, delivery, and performance by such Party of this Plan Support Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except the filing of the Chapter 11 Cases and such filings as may be necessary or required by the SEC.

(iv)    This Plan Support Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, concepts of reasonableness or general equitable principles.

(b)    Each Consenting Noteholder severally (and not jointly) represents and warrants to the Memorial Parties that, as of the date hereof (or as of the date such Consenting Noteholder becomes a party hereto), such Consenting Noteholder (i) is the owner of the aggregate principal amount of the Unsecured Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Noteholder that becomes a party hereto after the date hereof) or has, with respect to the beneficial owner(s) of such Unsecured Notes, (A) sole investment or voting discretion with respect to such Unsecured Notes, (B) full power and authority to vote on and consent to matters concerning such Unsecured Notes or to exchange, assign, and Transfer such Unsecured Notes, and (C) full power and authority to bind or act on the behalf of such beneficial owner(s) and (ii) is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c)    Each Consenting Noteholder severally (and not jointly) represents and warrants to the other Parties that:

(i)    Except as set forth on Schedule B, such Consenting Noteholder does not directly own (nor does any entity disregarded as separate from such Consenting Noteholder, for U.S. federal income tax purposes, directly own) any Memorial Parent Interests.

(ii)    Such Consenting Noteholder shall use commercially reasonable efforts to promptly notify the Memorial Parties if, as of the date hereof or on any date on or prior to the Effective Date, such Consenting Noteholder controls (through direct or indirect equity ownership) any entity that owns Memorial Parent Interests. Such notification shall include the amount and type of Memorial Parent Interests that such controlled entity owns.

(iii)    Such Consenting Noteholder shall use commercially reasonable efforts to promptly notify the Memorial Parties if, as of the date hereof or on any date on or before the Effective Date, (A) such Consenting Noteholder’s general partner (if such Consenting Noteholder is a limited partnership), such Consenting Noteholder’s managing member (if such Consenting Noteholder is a limited liability company) or other equityholder in a similar managing capacity with respect to the Consenting Noteholder owns Memorial Parent Interests or (B) a person or entity directly owning more than 50% of the equity interests in such Consenting Noteholder owns Memorial Parent Interests. Such notification shall include the amount and type of Memorial Parent Interests that such person or entity owns.

(iv)    Such Consenting Noteholder shall not (A) acquire any Memorial Parent Interests nor (B) cause any entities controlled (through direct or indirect equity ownership) by such Consenting Noteholder to acquire any Memorial Parent Interests.

(v)    Upon the commencement of the Solicitation, such Consenting Noteholder shall use commercially reasonable efforts to send its investors a notification substantially in the form attached hereto as Exhibit C.

(vi)    At the reasonable request of the Memorial Parties or Memorial Parent NewCo in respect of any audit or other proceeding relating to the income tax treatment of the Restructuring, such Consenting Noteholder agrees to use commercially reasonable efforts to make available to the Memorial Parties or Memorial Parent NewCo, as applicable, such information, records, or other documents as are within the possession or control of such Consenting Noteholder, provided that in no event shall such Consenting Noteholder be obligated to (A) disclose the identity of any direct or indirect investor in such Consenting Noteholder or (B) make available any information, records, or other documents that, in the Consenting Noteholder’s reasonable judgment, is prohibited by applicable law or would subject such Consenting Noteholder to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Consenting Noteholder.

9.    Disclosure; Publicity. The Memorial Parties shall submit drafts to Davis Polk of any press releases, public documents, and any and all filings with the SEC regarding this Plan Support Agreement or any of the transactions contemplated hereunder at least two (2) business days before making any such disclosure. Except as required by applicable law or otherwise permitted under the terms of any other agreement between any Memorial Party and any Consenting Noteholder, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Noteholder), other than advisors to the Memorial Parties, the principal amount or percentage of Unsecured Notes held by any Consenting Noteholder, in each case, without such Consenting Noteholder’s prior written consent; provided that (a) if such disclosure is required by law, subpoena or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Noteholder a reasonable opportunity to review and comment before such disclosure and shall take all reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of 6.875% Senior Unsecured Notes or 7.625% Senior Unsecured Notes held by all Consenting Noteholders collectively and (c) any Party may disclose information requested by a regulatory authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other person or entity. Notwithstanding the provisions in this Section 9, any Party may disclose, to the extent consented to in writing by a Consenting Noteholder, such Consenting Noteholder’s individual holdings. Any public filing of this Plan Support Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Plan Support Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Noteholder (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

10.    Creditors’ Committee. The Consenting Noteholders will not seek or support, and will not instruct the Unsecured Notes Trustee to seek or support, the appointment of an official committee of unsecured creditors. Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to and serves on an official committee of unsecured creditors in the Chapter 11 Cases, the terms of this Plan Support Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise of its fiduciary duties to any person or entity arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Plan Support Agreement. All Parties agree they shall not oppose the participation of any of the Consenting Noteholders or the trustee under the Unsecured Note Indentures on any official committee of unsecured creditors formed in the Chapter 11 Cases.

11.    Amendments and Modifications. Except as otherwise expressly set forth herein, this Plan Support Agreement (including the Restructuring Term Sheet or any exhibits or schedules hereto and thereto) and the Plan may not be waived, modified, amended, or supplemented except in a writing signed by the Memorial Parties (which may be signed by Memorial Parent on behalf of all the Memorial Parties) and the Requisite Noteholders; provided that (a) any modification, amendment, or change to the definition of “Consenting Noteholders” or “Requisite Noteholders” shall require the written consent of each Consenting Noteholder and (b) any waiver, change, modification, or amendment to this Plan Support Agreement, the Restructuring Term Sheet, or the Plan that materially adversely affects the economic recoveries or treatment of any Consenting Noteholder compared to the economic recoveries or treatment set forth in the Restructuring Term Sheet attached hereto may not be made without the written consent of each such materially adversely affected Consenting Noteholder. In the event that a materially adversely affected Consenting Noteholder (“Non-Consenting Noteholder”) does not consent to a waiver, change, modification, or amendment to this Plan Support Agreement requiring the consent of each Consenting Noteholder, but such waiver, change, modification, or amendment receives the consent of the Supermajority Noteholders, this Plan Support Agreement shall be deemed to have been terminated only as to such Non-Consenting Noteholder, but this Plan Support Agreement shall continue in full force and effect in respect to all other Consenting Noteholders.

12.    Effectiveness. This Plan Support Agreement shall become effective and binding upon each Party upon the Plan Support Effective Date; provided that signature pages executed by Consenting Noteholders shall be delivered to (a) other Consenting Noteholders in a redacted form that removes such Consenting Noteholders’ holdings of the Unsecured Notes and (b) the Memorial Parties, Weil, and the Memorial Parties’ other advisors in an unredacted form (to be held by Weil and such other advisors on a professionals’ eyes only basis).

13.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Plan Support Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Plan Support Agreement (or the transactions contemplated hereby) brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York (the “New York Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Plan Support Agreement and the Restructuring. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the New York Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any New York Court. Each of the Parties further agrees that notice as provided in Section 22 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives and agrees not to assert that a proceeding in any New York Court is brought in an inconvenient forum or the venue of such proceeding is improper. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 13(a) shall be brought in the Bankruptcy Court.

(b)    Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Plan Support Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).

14.    Specific Performance/Remedies. The Parties understand and agree that money damages would be an insufficient remedy for any breach of this Plan Support Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the security or posting of any bond in connection with such remedies.

15.    Survival. Notwithstanding the termination of this Plan Support Agreement pursuant to Section 6, Sections 9 and 13-22 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Plan Support Agreement shall survive such termination.

16.    Headings. The headings of the sections, paragraphs, and subsections of this Plan Support Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Plan Support Agreement.

17.    Successors and Assigns; Severability. This Plan Support Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided that nothing contained in this Section 17 shall be deemed to permit Transfers of the Unsecured Notes Claims or any Claims other than in accordance with the express terms of this Plan Support Agreement. If any provision of this Plan Support Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Plan Support Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Plan Support Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18.    Several, Not Joint, Obligations. The agreements, representations, warranties, and obligations of the Parties under this Plan Support Agreement are, in all respects, several and not joint.

19.    Relationship Among Parties. Unless expressly stated herein, this Plan Support Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof. No Party shall have any responsibility for any trading by any other entity by virtue of this Plan Support Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Memorial Parent and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

20.    Prior Negotiations; Entire Agreement. This Plan Support Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between any Memorial Party and each Consenting Noteholder before the execution of this Plan Support Agreement shall continue in full force and effect.

21.    Counterparts. This Plan Support Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Plan Support Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

22.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(a)    If to any Memorial Party, to:

Memorial Production Partners LP

500 Dallas Street, Suite 1600

Houston, TX 77002

Attention:     Jason Childress

E-mail:         jchildress@memorialpp.com

Facsimile:    (713) 490-8901

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:     Gary T. Holtzer, Joseph Smolinsky, and Ted S. Waksman

E-mail:         Gary.Holtzer@weil.com, joseph.smolinsky@weil.com and

Ted.Waksman@weil.com

Facsimile:    (212) 310-8007

(b)    If to the Consenting Noteholders, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10170

Attention:     Brian Resnick and Angela M. Libby

E-mail:         Brian.Resnick@davispolk.com and Angela.Libby@davispolk.com

Facsimile:    (212) 701-5800

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

23.    Settlement Discussions. This Plan Support Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Plan Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

24.    Fees. The Memorial Parties shall pay all reasonable documented prepetition and postpetition costs and expenses of the advisors to the Ad Hoc Group incurred on or prior to the date of termination of this Plan Support Agreement, in accordance with existing engagement letters with any Memorial Party, including, without limitation, the reasonable and documented costs and expenses of (a) Davis Polk, as legal advisor to the Ad Hoc Group, (b) Miller Buckfire & Co., LLC, as financial advisor to the Ad Hoc Group, and (c) Stroock & Stroock & Lavan LLP, as legal advisor to the successor trustee under the Unsecured Note Indentures.

25.    No Solicitation; Adequate Information. This Plan Support Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the holders of Claims against the Memorial Parties will not be solicited until such holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement and related ballots, and other required solicitation materials. In addition, this Plan Support Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

26.    Interpretation; Rules of Construction; Representation by Counsel. When a reference is made in this Plan Support Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Plan Support Agreement unless otherwise indicated. Unless the context of this Plan Support Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Plan Support Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Plan Support Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Plan Support Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacities as officers of the undersigned and not in any other capacity, as of the date first set forth above.

MEMORIAL PARTIES

MEMORIAL PRODUCTION PARTNERS LP

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

MEMORIAL PRODUCTION OPERATING LLC

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

[MEMORIAL PARTIES SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

COLUMBUS ENERGY, LLC

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

RISE ENERGY OPERATING, LLC

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

[MEMORIAL PARTIES SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

RISE ENERGY MINERALS, LLC

By:	Rise Energy Operating, LLC,
its sole member

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

RISE ENERGY BETA, LLC

By:	Rise Energy Operating, LLC,
its sole member

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

[MEMORIAL PARTIES SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

MEMORIAL PRODUCTION FINANCE CORPORATION

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

WHT ENERGY PARTNERS LLC

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

WHT CARTHAGE LLC

By:	WHT Energy Partners LLC,
its sole member

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

[MEMORIAL PARTIES SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

MEMORIAL ENERGY SERVICES LLC

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

MEMORIAL MIDSTREAM LLC

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

SAN PEDRO BAY PIPELINE COMPANY

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

[MEMORIAL PARTIES SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

MEMORIAL PRODUCTION PARTNERS GP LLC

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

BETA OPERATING COMPANY, LLC

By:	Memorial Production Operating LLC,
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

MEMP SERVICES LLC

By	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Robert L. Stillwell, Jr.
Name:	Robert L. Stillwell, Jr.
Title:	Chief Financial Officer

[MEMORIAL PARTIES SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

CONSENTING NOTEHOLDERS

TRUST ASSET MANAGEMENT LLC

By:	/s/ Mark Shinder
Name:	Mark Shinder
Title:	President and CIO

Principal Amount of the 6.875% Senior Unsecured Notes: $

Principal Amount of the 7.625% Senior Unsecured Notes: $

Notice Address:

Trust Asset Management, LLC
1900 Saint James Place, Suite 300
Houston, TX 77056
Fax: (713) 343-5443
Attention: Mark Shinder
Email: mark.shinder@tam-llc.com

[CONSENTING NOTEHOLDER SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

CONSENTING NOTEHOLDERS

BRIGADE CAPITAL MANAGEMENT LP, on behalf of funds and accounts managed by it

By:	/s/ Scott Hoffman
Name:	Scott Hoffman
Title:	Senior Analyst

Principal Amount of the 6.875% Senior Unsecured Notes: $

Principal Amount of the 7.625% Senior Unsecured Notes: $

Notice Address:

399 Park Avenue
Suite 1600
New York, NY 10022
Fax:
Attention: Scott Hoffman
Email: SH@bridadecapital.com

[CONSENTING NOTEHOLDER SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

CONSENTING NOTEHOLDERS

CITADEL EQUITY FUND LTD.
By: Citadel Advisors LLC, its Portfolio Manager

By:	/s/ Christopher L. Ramsay
Name:	Christopher L. Ramsay
Title:	Authorized Signatory

Principal Amount of the 6.875% Senior Unsecured Notes: $

Principal Amount of the 7.625% Senior Unsecured Notes: $

Notice Address:

c/o Citadel LLC
131 S. Dearborn Street
Chicago, Illinois 60603

Fax:	312-267-7300

Attention:	Legal Department

Email:	CitadelAgreementNotice@citadel.com

[CONSENTING NOTEHOLDER SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

CONSENTING NOTEHOLDERS

FIR TREE INC (on behalf of certain investment funds under management)

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

Principal Amount of the 6.875% Senior Unsecured Notes: $

Principal Amount of the 7.625% Senior Unsecured Notes: $

Notice Address:

55 West 46th Street
29th Floor
New York, NY 10036
Fax:
Attention: Evan Lederman
Email: elederman@firtree.com

[CONSENTING NOTEHOLDER SIGNATURE PAGE TO PLAN SUPPORT AGREEMENT]

EXHIBIT A

Restructuring Term Sheet

MEMORIAL PRODUCTION PARTNERS LP

RESTRUCTURING TERM SHEET

DECEMBER 22, 2016

This term sheet (the “Restructuring Term Sheet”)1 sets forth the principal terms of a proposed financial restructuring (the “Restructuring”) of Memorial Production Partners LP (the “Memorial Parent”) and the subsidiaries set forth below (each, a “Debtor,” and collectively, the “Company” or the “Debtors”) to be implemented pursuant to a joint plan of reorganization consistent with the terms set forth herein (the “Plan”), which will be filed in cases to be commenced by the Company under chapter 11 of the Bankruptcy Code. As reflected in the plan support agreement dated as of December 22, 2016, by and among the Company and the Consenting Noteholders (the “Plan Support Agreement”), to which this Restructuring Term Sheet is an exhibit, the Restructuring is supported by the Company and the Consenting Noteholders.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND OTHERWISE REASONABLY SATISFACTORY IN ALL RESPECTS TO THE COMPANY AND THE REQUISITE NOTEHOLDERS. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE COMPANY AND THE REQUISITE NOTEHOLDERS, EXCEPT AS REQUIRED BY LAW AND AS CONTEMPLATED BY THE PLAN SUPPORT AGREEMENT.

Transaction Overview

The Company:

(1)    Memorial Production Partners LP

(2)    Memorial Production Partners GP LLC

(3)    MEMP Services LLC

(4)    Memorial Production Operating LLC

(5)    Memorial Production Finance Corporation

(6)    WHT Energy Partners LLC

(7)    WHT Carthage LLC

(8)    Memorial Midstream LLC

(9)    Beta Operating Company, LLC

(10)  Columbus Energy, LLC

(11)  Rise Energy Operating, LLC

(12)  Rise Energy Minerals LLC

(13)  Rise Energy Beta, LLC

(14)  San Pedro Bay Pipeline Company

(15)  Memorial Energy Services LLC

[1]

Capitalized terms used but not otherwise herein defined have the meanings ascribed to them in either Annex 1 attached hereto or the Plan Support Agreement (as defined herein). To the extent of any direct conflict between this Restructuring Term Sheet and the Plan Support Agreement, this Restructuring Term Sheet will govern and control.

Claims and Interests to be Restructured:

RBL Credit Facility Claims: consisting of approximately $701 million in unpaid principal due as of December 20, 2016 less any reduction after giving effect to the termination and monetization of certain outstanding hedges, plus interest, fees and other expenses arising under or in connection with that certain credit agreement, dated as of December 14, 2011, by and among Memorial Production Operating LLC, as borrower, each of the guarantors named therein, Wells Fargo Bank, National Association, as administrative agent (the “RBL Credit Facility Agent”), and the lenders party thereto (as amended, modified or otherwise supplemented from time to time the “RBL Credit Facility” and, such claims under the RBL Credit Facility, the “RBL Credit Facility Claims”);

Unsecured Notes Claims: consisting of approximately $1,111.3 million in unpaid principal, plus interest, fees and other expenses due as of the Petition Date under: (a) the 6.875% Senior Unsecured Notes due 2022 (the “6.875% Senior Unsecured Notes”) under that certain indenture dated as of July 17, 2014, by and among Memorial Parent and Memorial Production Finance Corporation, as issuers, each of the guarantors party thereto, and Wilmington Trust, National Association, as successor trustee, as amended, modified, or otherwise supplemented from time to time, (the “6.875% Senior Unsecured Note Indenture”); and (b) the 7.625% Senior Unsecured Notes due 2021 (the “7.625% Senior Unsecured Notes” and, together with the 6.875% Senior Unsecured Notes, the “Unsecured Notes”) under that certain indenture, dated as of April 17, 2013, by and among Memorial Parent and Memorial Production Finance Corporation, as issuers, each of the guarantors party thereto, and Wilmington Trust, National Association, as successor trustee, as amended, modified, or otherwise supplemented from time to time, (the “7.625% Senior Unsecured Note Indenture” and together with the 6.875% Senior Unsecured Note Indenture, the “Unsecured Notes Indentures”). The holders of the Unsecured Notes are collectively referred to herein as the “Unsecured Noteholders” (and each individually as an “Unsecured Noteholder”) holding “Unsecured Notes Claims”;

General Unsecured Claims: consisting of any Claim against the Company (other than the Unsecured Notes Claims or any Intercompany Claims) as of the Petition Date that is neither secured by collateral nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court (the “General Unsecured Claims”); and

Memorial Parent Interests: consisting of any Interests in Memorial Parent, including partnership interests, units, and any options, warrants, or rights to acquire any Interests in Memorial Parent (the “Memorial Parent Interests” and the holders of Memorial Parent limited partnership units, other than Memorial General Partner, the “Memorial Limited Partners”).

Transaction Overview

Restructuring Summary:

The Company will implement the Restructuring pursuant to the Plan. The Plan will provide for the classification and treatment of Claims and Interests as described below under “Classification and Treatment of Claims and Interests.” No later than January 16, 2017, the Company will commence the Chapter 11 Cases. In the event that the Company commences the solicitation of votes in favor of the Plan before the Petition Date, such solicitation will be made pursuant to Section 4(a)(2) and Regulation D of the Securities Act and, with respect to holders of Unsecured Notes Claims, the Company will only solicit votes on the Plan from Eligible Noteholders.

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The Company will obtain a commitment to lend pursuant to an exit credit facility to be provided on the Effective Date, which exit credit facility may be an amendment or an amendment and restatement of the existing RBL Credit Facility or replacement financing, in each case on terms set forth on the term sheet attached hereto as Annex 2 and otherwise acceptable to the lenders thereunder and the Company, each in their sole discretion, and reasonably acceptable to the Requisite Noteholders (the “Exit Credit Facility”).

On or before the Effective Date, the Company and the Consenting Noteholders will take the actions set forth in Annex 3 hereto (the “Restructuring Transactions”).

The proceeds from the Exit Credit Facility, plus Cash on hand, will be used by the Company to (a) provide additional liquidity for working capital and general corporate purposes, (b) pay all reasonable and documented fees and expenses incurred by the Company, the RBL Credit Facility Agent, and expenses of the respective legal and financial advisors of the Company, the RBL Credit Facility Agent, and the Ad Hoc Group (but unless consented to by the Company, no more than one legal counsel, one local counsel (if necessary), and one financial advisor to each of the RBL Credit Facility Agent and the Ad Hoc Group) (collectively, the “Restructuring Expenses”), (c) fund distributions under the Plan, and (d) fund the administration of the Chapter 11 Cases.

Use of Cash Collateral/ Postpetition Financing:	The Debtors will continue using prepetition collateral and cash collateral pursuant to terms agreed upon with the RBL Credit Facility Lenders and reasonably acceptable to the Requisite Noteholders.

Classification and Treatment of Claims and Interests

Administrative, Priority Tax, and Other Priority Claims:

On or as soon as practicable after the Effective Date, each Allowed Administrative Expense Claim, Priority Tax Claim, and Other Priority Claim shall be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Unimpaired – Presumed to Accept

Other Secured Claims:

On the Effective Date, to the extent any Other Secured Claims exist, all such Other Secured Claims of the Company that are Allowed as of the Effective Date shall be satisfied by either (a) payment in full in Cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Unimpaired – Presumed to Accept

RBL Credit Facility Claims:

On the Effective Date, each holder of an Allowed RBL Credit Facility Claim shall receive, in full and final satisfaction of such Claim, (after giving effect to the termination and monetization of certain outstanding hedges) its Pro Rata share of term loans under the Exit Credit Facility; provided, that each holder of an Allowed RBL Credit Facility Claim that elects to participate in the Exit Credit Facility as an Exit Facility Revolver Lender shall receive its Pro Rata share of revolving loans under the Exit Credit Facility.

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The termination and monetization of certain outstanding hedges shall occur on terms consistent with the terms set forth on the term sheet attached hereto as Annex 2; provided, however, that the Debtors shall consult with the Consenting Noteholders with respect to the termination and monetization of such hedges.

Impaired – Entitled to Vote

Unsecured Notes Claims:

On the Effective Date, pursuant to the terms of the Restructuring Transactions, (a) each holder of an Allowed Unsecured Notes Claim (other than the Contributed Notes Claims) will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Notes Claim, its Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants, and (b) AcquisitionCo, as the holder of the Contributed Notes Claims, will be entitled to receive, in full and final satisfaction of such Claims and in consideration for the shares to be distributed to holders of Allowed Unsecured Notes Claims (other than the Contributed Notes Claims) pursuant to the preceding clause and shares and warrants to be distributed to holders of Memorial Parent Interests, all of the assets of Memorial Parent (other than Cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan.

Accordingly, each holder of an Allowed Unsecured Notes Claim immediately prior to the Restructuring Transactions will, immediately after the Restructuring Transactions, own (directly or indirectly) a Pro Rata share of New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants.

Additionally, if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, on the Effective Date each Unsecured Noteholder shall receive a Pro Rata share of a $24,639,691.88 Cash distribution.

Impaired – Entitled to Vote

General Unsecured Claims:

On the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Company or Reorganized Company, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

Unimpaired – Presumed to Accept

Intercompany Claims:	All Intercompany Claims will be paid, adjusted, reinstated or discharged as determined by the Company subject to the consent of the Requisite Noteholders. Unimpaired – Presumed to Accept

Intercompany Interests:	On the Effective Date, or as soon as practicable thereafter, all Intercompany Interests will be reinstated.

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Unimpaired – Presumed to Accept

Memorial Parent Interests:

On the Effective Date, the Memorial Parent Interests will be cancelled and, pursuant to the terms of the Restructuring Transactions, each Memorial Limited Partner will receive its Pro Rata share of (a) New Common Shares representing in the aggregate 2% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, and (b) the Memorial Limited Partner Warrants, in each case subject to dilution by the Management Incentive Plan and, in the case of such New Common Shares, the Memorial Limited Partner Warrants.

Impaired – Deemed to Reject

Section 510(b) Claims:

Any holder of a claim against the Company that is described in section 510(b) of the Bankruptcy Code shall not receive a distribution under the Plan and such section 510(b) claims shall be extinguished.

Impaired – Deemed to Reject

General Provisions

Ballots:

Each Unsecured Noteholder will be asked to separately certify on such Unsecured Noteholder’s ballot (a) the amount and type of Memorial Parent Interests that such Unsecured Noteholder owns, for U.S. federal income tax purposes, as of the date of execution of the ballot and (b) that such Unsecured Noteholder will not acquire, for U.S. federal income tax purposes, any Memorial Parent Interests after the date of execution of the ballot.

Definitive Documents:

This Restructuring Term Sheet is indicative, and any final agreement will be subject to the Definitive Documents. The Definitive Documents will contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein and consistent with the terms of this Restructuring Term Sheet.

Most Favored Nations Provision for Consenting Noteholders:

Any plan support agreement or similar agreement with the RBL Credit Facility Lenders entered into by the Company (any such agreement, the “RBL Plan Support Agreement”) shall be on terms substantially similar to the Plan Support Agreement, and any “termination events” in any such RBL Plan Support Agreement that are favorable to the RBL Credit Facility Lenders (if analogous provisions are not already in the Plan Support Agreement or are in the Plan Support Agreement in a manner less favorable to the Consenting Noteholders), shall be deemed automatically incorporated into the Plan Support Agreement for the benefit of (and modified to be applicable to) the Consenting Noteholders immediately upon the effectiveness of the RBL Plan Support Agreement.

Executory Contracts and Unexpired Leases:

The Company reserves the right to reject certain executory contracts and unexpired leases subject to the consent of the Requisite Noteholders. All executory contracts and unexpired leases not expressly rejected will be deemed assumed pursuant to the Plan.

Corporate Governance:	Upon the Effective Date, the New Board shall be a five member board composed of (a) the Chief Executive Officer and (b) four directors designated by the Requisite

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Noteholders; provided that the Requisite Noteholders will consider at least two directors proposed by the Chief Executive Officer. The members of the New Board shall be identified no later than the confirmation hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the terms of the current members of the board of directors of Memorial General Partner shall expire. The terms and conditions of the new corporate governance documents of the Reorganized Company (including the bylaws, certificates of incorporation, partnership agreements and other organizational and governance documents) shall be subject to the consent of the Requisite Noteholders.

The stockholders agreement will provide that if Unsecured Noteholders beneficially owning, in the aggregate, at least 10% of the New Common Shares, desire to effect the sale of New Common Shares to a third party (other than a competitor), then Memorial Parent Newco shall use its commercially reasonable efforts to cooperate with such proposed sale, including by providing such information regarding the business of Memorial Parent Newco as may be reasonably requested in connection with such sale (subject to appropriate confidentiality agreements); provided that (a) such request may not be made more than two times in any twelve month period and shall not in any event exceed three times and (b) Memorial Parent Newco shall not be required to expend fees in excess of $25,000 in connection with any such request. For the avoidance of doubt, the foregoing obligation shall not include the obligation to participate in “road shows,” furnish any opinions or comfort letters, or take other actions customary for a registered offering.

Cancellation of Existing Securities and Agreements

Except as expressly provided in the Plan, on the Effective Date, all notes, instruments, certificates evidencing debt of, or equity interests in, the Debtors, including, without limitation, the RBL Credit Facility (to the extent such facility is not amended and restated), the Unsecured Notes, the Unsecured Notes Indentures, the Memorial Parent Interests, and all warrants, options, and other entitlements to purchase and/or receive Memorial Parent Interests, shall be deemed surrendered and cancelled and any obligation of the Debtors thereunder shall be discharged.

Management Incentive Plan:	A post-Restructuring management incentive plan to be approved and implemented with the terms more specifically set forth in the term sheet attached as Annex 4 hereto (the “Management Incentive Plan”).

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Compensation Plans:

The existing senior management change in control agreements (each, a “CIC Agreement”), the Key Employee Incentive Plan (the “KEIP”) and the Key Employee Retention Program (the “KERP”) will be assumed, subject to the modifications described below.

Each executive’s CIC Agreement will be modified to provide that the occurrence of the Effective Date will not be a “Change of Control” for purposes of such CIC Agreement, provided that the severance benefits under the CIC Agreements shall be applicable in connection with the Restructuring to the extent provided in the Management Incentive Plan.

The KEIP will be modified to provide that, with respect to each participant therein, (a) such participant will be eligible for a pro-rata annual bonus for the portion of the 2017 calendar year that follows the end of the calendar quarter in which the Restructuring is consummated, in lieu of the quarterly bonuses for which such participant is currently eligible for the remainder of such year, in an amount equal to the aggregate amount of such remaining quarterly bonuses and (b) to receive payment of such pro-rata annual bonus, such participant must in all circumstances be employed on the date following the end of 2017 on which the annual bonuses for 2017 are paid to participants in the KEIP generally. For avoidance of doubt, each participant will remain eligible for their quarterly KEIP bonus for the full calendar quarter in which the Restructuring is consummated.

Releases, Exculpation, and Indemnification:

The Plan and Confirmation Order shall provide customary releases (including third party releases), exculpation, and indemnification provisions, in each case, to the fullest extent permitted by law, for the benefit of the Debtors, the Reorganized Debtors, the Unsecured Noteholders, the Unsecured Notes Trustee, the administrative agent for the Exit Credit Facility and the lenders thereunder, and with respect to the foregoing, such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

Injunction:	The Plan will contain standard and customary injunction provisions.

Securities Exemptions and Registration Rights:

The issuance and distribution under the Plan of (a) the New Common Shares to the Unsecured Noteholders and Memorial Limited Partners, and (b) the Memorial Limited Partner Warrants, and the New Common Shares issuable upon exercise thereof, will be exempt from registration under the Securities Act or applicable securities laws without further act or action by any person pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions.

If directed by the Requisite Noteholders, in their sole discretion, the Reorganized Company will use commercially reasonable efforts to cause the New Common Shares to be listed for trading on The NASDAQ Global Market or another national securities exchange or quoted on a recognized over-the-counter market on or as soon as practicable after the Effective Date. On the Effective Date, Memorial Parent Newco and the Unsecured Noteholders will enter into a registration rights agreement providing for customary registration rights exercisable by any Unsecured Noteholder that (a) beneficially owns at least 10% of the New Common Shares or (b) furnishes an

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opinion of legal counsel to the effect that such Unsecured Noteholder could reasonably be considered to be an affiliate of Memorial Parent Newco for purposes of Rule 144 of the Securities Act of 1933, as amended.

Retention of Jurisdiction:

The Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (a) resolution of Claims, (b) allowance of compensation and expenses for pre-Effective Date services, (c) resolution of motions, adversary proceedings or other contested matters, (d) entering such orders as necessary to implement or consummate the Plan and any related documents or agreements and (e) other purposes.

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ANNEX 1

Defined Terms

Defined Terms

“AcquisitionCo”	A Delaware corporation formed by Memorial Parent NewCo in accordance with the Restructuring Transactions.

“Administrative Expense Claim”

A Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred from and after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) Fee Claims; (c) Restructuring Expenses; and (d) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

“Allowed”

With reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed within the time period set forth in the Plan, or (ii) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the Reorganized Company shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to the Plan.

“Bankruptcy Code”	Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended.

“Bankruptcy Rules”

The Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

“Bankruptcy Court”	The United States Bankruptcy Court for the Southern District of Texas.

“Cash”	Legal tender of the United States of America.

“Chapter 11 Cases”	The Debtors’ cases under chapter 11 of the Bankruptcy Code and pending before the Bankruptcy Court.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

“Class”	Any group of Claims or Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

“Confirmation”	The entry on the docket of the Chapter 11 Cases of the Confirmation Order.

“Confirmation Order”	The order of the Bankruptcy Court confirming the Plan in the Chapter 11 Cases, which order shall be in form and substance reasonably satisfactory to the Company and the Requisite Noteholders.

Defined Terms
“Contributed Notes Claims”	The Allowed Unsecured Notes Claims contributed to Contribution LLC by the Contributing Noteholders pursuant to the Restructuring Transactions.

“Contribution LLC”	A Delaware limited liability company formed by the Contributing Noteholders in accordance with the Restructuring Transactions.

“Contribution LLC Units”	The membership units in Contribution LLC.

“Contributing Noteholders”

Certain of the Consenting Noteholders who hold in the aggregate at least 52% (but no more than 77%), or such lesser amount as reasonably determined by counsel to the Consenting Noteholders and the Debtors, of the Allowed Unsecured Notes Claims.

“Definitive Documents”

The documents (including any related agreements, instruments, schedules, or exhibits) that are necessary or desirable to implement, or otherwise relate to, the Restructuring, including the Plan Support Agreement, the Plan (including any plan supplements), the Disclosure Statement, any order approving the Disclosure Statement, and any order confirming the Plan, in each case on terms and conditions consistent with the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to the Company and the Requisite Noteholders.

“Disclosure Statement”	The disclosure statement for the Plan prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 and/or other applicable law.

“Disputed”

With respect to a Claim or Interest, any such Claim or Interest (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or interest for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation before the date of Confirmation in accordance with the Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order.

“Effective Date”	The date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms.

“Eligible Noteholder”	An Unsecured Noteholder that, as of a certain date set forth in the Disclosure Statement, is an “Accredited Investor” as defined in Rule 501(a) of Regulation D of the Securities Act.

“Estate(s)”	Individually or collectively, the estate or estates of the Company created under section 541 of the Bankruptcy Code.

“Exit Facility Revolver Lenders”	The lenders from time to time party to the Exit Credit Facility as revolving loan lenders thereunder, including any applicable assignees and participants thereof.

“Fee Claim”

A Claim for professional services rendered or costs incurred on or after the Petition Date and on or before the Effective Date by professional persons retained in the Chapter 11 Cases by the Debtors or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

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Defined Terms

“Final Order”

An order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

“Intercompany Claim”	Any Claim against a Debtor held by another Debtor.

“Intercompany Interest”	Any Interest in a Debtor held by another Debtor or an Interest in a Debtor held by an affiliate of a Debtor (other than any Memorial Parent Interests).

“Interest”

Any ownership interest in any Debtor, including all partnership interests, common stock or units, preferred stock or units, or other instrument evidencing an ownership interest in any Debtor, whether or not transferable, and including any option, warrant, or right, contractual or otherwise, to acquire any such interests in a Debtor that existed immediately before the Effective Date.

“Memorial Limited Partner Warrants”

The cashless warrants to purchase New Common Shares representing 8% of the total issued and outstanding New Common Shares on the Effective Date (including New Common Shares issuable upon full exercise of the Memorial Limited Partner Warrants but excluding any New Common Shares issued pursuant to the Management Incentive Plan), subject to dilution by the Management Incentive Plan, exercisable for a five (5) year period commencing on the Effective Date at a per share exercise price equal to the principal and accrued interest on the Unsecured Notes as of December 31, 2016 divided by the number of issued and outstanding New Common Shares (including New Common Shares issuable upon full exercise of the Memorial Limited Partner Warrants but excluding any New Common Shares issued pursuant to the Management Incentive Plan).

“Memorial General Partner”	Memorial Production Partners GP LLC.

“Memorial Parent NewCo”	A Delaware corporation formed by Contribution LLC in accordance with the Restructuring Transactions.

“New Board”	The board of directors of Memorial Parent NewCo.

“New Common Shares”	The common shares, par value $0.01 per share, of Memorial Parent NewCo, to be issued and distributed under the Plan.

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Defined Terms
“Other Priority Claim”	Any Claim entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code (other than an Administrative Expense Claim or a Priority Tax Claim).

“Other Secured Claim”	A Secured Claim, other than an Administrative Expense Claim, a Priority Tax Claim, an RBL Credit Facility Claim, or any other Secured Claim that receives alternative treatment under the Plan.

“Petition Date”	The date of commencement of the Chapter 11 Cases.

“Priority Tax Claim”	Any secured or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Pro Rata”

The proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class, or the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims or Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Class under the Plan.

“RBL Credit Facility Lenders”	The lenders from time to time party to the RBL Credit Facility as lenders thereunder, including any applicable assignees and participants thereof.

“Reorganized Company”	The Company, as reorganized on the Effective Date in accordance with the Plan, including, with respect to Memorial Parent, Memorial Parent NewCo.

“Requisite Noteholders”	As of the date of determination, Consenting Noteholders holding at least a majority in aggregate principal amount outstanding of the Unsecured Notes held by the Consenting Noteholders as of such date.

“Secured Claim”

A Claim, to the extent (a) secured by property of the Estate, the amount of which is equal to or less than the value of such property (i) as set forth in the Plan, (ii) as agreed to by the holder of such Claim and the Company, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

“Unsecured Notes Trustee”	Wilmington Trust, National Association in its capacity as trustee under the Unsecured Notes Indentures, together with its successors and assigns.

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ANNEX 2

Exit Facility Term Sheet

Memorial Production Partners, L.P.
Confidential Discussion Terms & Conditions

December 20, 2016

CONFIDENTIAL DRAFT
FRE 408 – SETTLEMENT COMMUNICATIONS

Together we'll go far

Memorial Production Partners, L.P. Confidential Discussion Terms & Conditions December 20, 2016 CONFIDENTIAL DRAFT FRE 408 – SETTLEMENT COMMUNICATIONS

Disclaimer CONFIDENTIAL DRAFT FRE 408 – SETTLEMENT COMMUNICATIONS The terms set forth in this Confidential Discussion Terms and Conditions (this “Document”) are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposal. This Document is for discussion purposes only and is not a commitment for any financing arrangement. Any agreement to amend the Credit Agreement, dated as of December 20, 2011 (as amended, restated or otherwise modified from time to time), among Memorial Production Operating LLC, Memorial Production Partners, LP, Wells Fargo Bank, National Association, as administrative agent (the “Agent”), and the lenders from time to time party thereto (the “Lenders”), will be subject to definitive documentation satisfactory to the Agent and the Lenders, each acting in its sole discretion, and approval from each such person’s internal credit committees (if any). The Agent cannot guarantee that any such approval will be sought or obtained by the Agent or the Lenders on these terms. This Document is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. Memorial Production Partners, LP 2

Restructuring Proposal

CONFIDENTIAL DRAFT
FRE 408 – SETTLEMENT COMMUNICATIONS

Security	▪ First lien on all assets ▪ Mortgages on no less than 95% of oil and gas assets
Maturity	▪ March 2021
Financial Covenants	▪ Leverage: 4.0x ▪ Interest Coverage: 2.5x ▪ Current Ratio: 1.0x
Commodity Hedging	▪ Leave $80mm of MTM in place (½ in '17 and ½ in '18) ▪ Monetize all other hedges (prepetition) ▪ Within 10 days of exit add new hedges until 50% of PDP through Cal '18. By FYE '17, must add 50% of PDP in Cal '19. All new hedges with lenders only.
Pricing Grid	▪ Libor + 300-400 ▪ 50 bps unused fee at all tiers
Lender Fees	▪ Upfront fee: 100 bps
Other	▪ Anti-Cash Hoarding: see page 5 ▪ Reset various lien and debt baskets ▪ Current market terms for restructured RBLs ▪ Unsecured debt basket: see page 5 ▪ Second lien debt basket: none ▪ Any first lien lender that does not consent to the terms of the exit facility will receive first lien, second out term loans

Memorial Production Partners, LP

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Restructuring Proposal CONFIDENTIAL DRAFT FRE 408 – SETTLEMENT COMMUNICATIONS Amortizing Borrowing Base (see page 5) Varies based on hedges achieved, see page 4 Facility $480-500mm at Exit ( if January 2017 Exit); $460-475mm by Nov. ‘17 First BBRD Nov. ‘17; company gets one interim First lien on all assets Security Mortgages on no less than 95% of oil and gas assets Maturity March 2021 Leverage: 4.0x Financial Interest Coverage: 2.5x Covenants Current Ratio: 1.0x Leave $80mm of MTM in place ( in ‘17 and in ‘18) Commodity Monetize all other hedges (prepetition) Within 10 days of exit add new hedges until 50% of PDP through Cal’18. By FYE ‘17, must add 50% of PDP in Cal’19. All new hedges with Hedging lenders only. Libor + 300-400 Pricing Grid 50 bps unused fee at all tiers Lender Fees Upfront fee: 100 bps Anti-Cash Hoarding: see page 5 Reset various lien and debt baskets Current market terms for restructured RBLs Other Unsecured debt basket: see page 5 Second lien debt basket: none Any first lien lender that does not consent to the terms of the exit facility will receive first lien, second out term loans Memorial Production Partners, LP 3

Hedge Summary CONFIDENTIAL DRAFT FRE 408 – SETTLEMENT COMMUNICATIONS Company is required to add hedges for 50% of 2019 PDP volumes by the end of calendar 2017. Required Total Hedge Volumes Required Total Hedges Oil (Mbl) Gas (MMcf) Volume Volume 2017 1,566 14,810 2018 1,453 13,216 Less: Retained Hedges Retained Hedges Oil (MMbl) Gas (MMcf) Volume Strike Volume Strike 2017 762 $83.43 10,080 $4.272 2018 984 $84.58 8,880 $4.308 = New Hedges Targets Chart 1A Chart 1B New Additional Hedges Target to Achieve $460mm Borrowing Base New Additional Hedges Target to Achieve $475mm Borrowing Base Oil (Mbl) Gas (MMcf) Oil (Mbl) Gas (MMcf) Volume Strike Volume Strike Volume Strike Volume Strike 2017 804 $48.24 4,730 $2.886 2017 804 $51.96 4,730 $3.285 2018 469 $49.90 4,336 $2.837 2018 469 $53.13 4,336 $3.016 Memorial Production Partners, LP 4

Other Necessary Information CONFIDENTIAL DRAFT FRE 408 – SETTLEMENT COMMUNICATIONS Borrowing Base Amortization Schedule during BBRD Holiday: Amortization Schedule BB Jan Feb Mar Apr May June July Aug Sep Oct Nov 1a 480.0 478.0 476.0 474.0 472.0 470.0 468.0 466.0 464.0 462.0 460.0 1b 500.0 497.5 495.0 492.5 490.0 487.5 485.0 482.5 480.0 477.5 475.0 Anti-Cash Hoarding: Anti-cash hoarding limit is $35MM; provided that the Company may elect to increase the anti-cash hoarding limit by $15MM at the time when proceeds from asset sales greater than such assets? contribution to the borrowing base equal or exceed $15MM; provided further that (a) at such time when the Company has a total of $10MM or greater of unsecured debt outstanding, the Company will no longer have the ability to increase the anti-cash hoarding limit above $35MM, and (b) if the Company increased the anti-cash hoarding limit as described in the previous proviso, the anti-cash hoarding limit will be immediately decreased to $35MM at such time when the Company has a total of $10MM or greater of unsecured debt outstanding. Unsecured Debt Basket: If a borrowing base redetermination would leave the Company with less than $50MM of liquidity after the repayment of the borrowing base deficiency resulting from such borrowing base redetermination, within 90 days of such borrowing base redetermination, the Company may issue a total of up to $80MM of unsecured debt, provided that (a) such debt bears cash interest of no more than 3% per annum, has no PIK interest above a rate that, together with the cash interest, exceeds the interest rate on the RBL, has a maturity longer than the RBL by at least 180 days and has no amortization or mandatory or voluntary prepayments before that date; (b) the borrowing base deficiency caused by the redetermination is paid in full on the date of such issuance; (c) on the date of any such issuance, the Company is hedged no less than 50% of PDP for the next three years; (d) such unsecured debt is issued at par (no OID) and there are no upfront fees associated with such unsecured debt (but fees payable only at maturity or upon prepayment would be permitted so long as the RBL debt is paid off in full before any such fees may be paid by the Company; provided that any such fees are no greater than the market rates for upfront fees at the time such debt is incurred); (e) no Default or Event of Default has occurred and is continuing at the time of any such issuance, or would exist immediately after giving effect to any such issuance; and (f) such debt is contractually subordinated to the RBL debt on terms acceptable to the Administrative Agent (including such terms to be agreed and listed on a schedule to the Credit Agreement). In no event shall the total unsecured debt so issued exceed $80MM. Memorial Production Partners, LP 5

ANNEX 3

Restructuring Transactions

Pursuant to the Plan,1 the following transactions shall occur on or before the Effective Date in the order specified below:

1.

On or prior to the Effective Date, the Contributing Noteholders shall contribute all of the Contributed Notes Claims to Contribution LLC, in exchange for Contribution LLC Units representing in the aggregate all of the equity capital of Contribution LLC. Each Consenting Noteholder shall receive its Pro Rata share of the Contribution LLC Units (excluding, any Allowed Unsecured Notes Claims that are not Contributed Notes Claims).

2.

On the Effective Date, Contribution LLC shall contribute the Contributed Notes Claims to Memorial Parent NewCo in exchange for common shares in Memorial Parent NewCo representing in the aggregate all of the then outstanding common stock of Memorial Parent NewCo.

3.

Memorial Parent NewCo shall contribute to AcquisitionCo (a) the Contributed Notes Claims, (b) a number of New Common Shares sufficient to satisfy the Allowed Unsecured Notes Claims, other than Contributed Notes Claims, and Allowed Memorial Parent Interests in accordance with the treatment section of the Plan and (c) Memorial Limited Partner Warrants, in exchange for common stock in AcquisitionCo representing in the aggregate all of the then outstanding common stock of AcquisitionCo.

4.

AcquisitionCo shall acquire all of the assets of Memorial Parent (other than cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan (the “Asset Acquisition”) in exchange for (a) full and final satisfaction of the Contributed Notes Claims, (b) the New Common Shares received by AcquisitionCo from Memorial Parent NewCo, and (c) Memorial Limited Partner Warrants. Immediately after the Asset Acquisition, Contribution LLC shall continue to own more than 50% of the total outstanding New Common Shares.

5.

On the Effective Date, in accordance with the treatment section of the Plan, Memorial Parent shall distribute to holders of Allowed Unsecured Notes Claims, other than Contributed Notes Claims, and to holders of Memorial Parent Interests, as applicable, New Common Shares and Memorial Limited Partner Warrants.

6.

In accordance with the Plan, there shall be a Management Incentive Plan under which an amount of New Common Shares authorized as of the Effective Date shall be reserved for issuance to management and other key employees.

[1]	Capitalized terms used but not otherwise herein defined have the meanings ascribed to them in Annex 1.

ANNEX 4

MIP Term Sheet

ANNEX 4

Memorial Parent NewCo., Inc.

Post-Emergence Management Incentive Plan Term Sheet

The following describes the principal terms of the management incentive plan (the “Plan”) to be adopted by Memorial Parent NewCo., Inc., a Delaware corporation (the “Company”), in connection with the Restructuring, and the initial grant of awards post-Restructuring to management and other key employees as of the Effective Date (the “Emergence Awards”). For the avoidance of doubt, the Plan (and the awards thereunder) shall be adopted and authorized in connection with the Restructuring and will not require board approval by the New Board or Committee. This term sheet does not contain all of the terms and conditions of the Plan. Defined terms not otherwise defined herein shall have the meaning set forth in the Memorial Production Partners LP Restructuring Term Sheet.

TERMS OF THE PLAN

Category	Terms
Effective Date	The Plan (and the Emergence Awards) shall be effective on the Effective Date.

Administration	The New Board or such committee appointed by the New Board (the “Committee”) shall administer the Plan and make all determinations with respect to awards granted under the Plan; provided that the Emergence Awards shall be as set forth below.

Participants

•       Participants who receive the Emergence Awards shall be specified in a letter agreement by and between the Company and the counsel to the Consenting Noteholders (the “MIP Letter Agreement”).

•       Future awards shall be granted to such management and other key employees of the Company and its subsidiaries who are designated by the Committee to receive awards under the Plan, taking into account the recommendations of the Company’s Chief Executive Officer.

Award Pool

•       10% of the New Common Shares outstanding as of the Effective Date, taking into account dilution for shares issuable under the Plan (but not shares issuable under the Memorial Limited Partner Warrants) will be available for grant under the Plan (the “Award Pool”).

•       If any outstanding award expires or is forfeited, cancelled or otherwise terminated, the shares underlying such award shall again be available for grant under the Plan.

•       Shares available and granted under the Plan shall be subject to equitable adjustments in the event of capital restructuring events.

Category	Terms

Plan Awards

•       The Plan will be an “omnibus” incentive plan (similar to the Memorial Production Partners GP LLC Long-Term Incentive Plan) which will permit the Committee to grant various types of equity awards, including:

•       stock options (ISOs and NQSOs)

•       stock appreciation rights

•       restricted stock

•       restricted stock units

•       phantom units

•       other stock-based awards.

Vesting and Other Terms of Awards

•       Vesting of future awards may be time- and/or performance-based, and may include provisions for acceleration of vesting under certain circumstances, as specified by the Committee.

•       The Committee shall determine other terms and conditions of awards (other than the Emergence Awards), including the terms of exercise, payment and forfeiture of awards.

•       Vesting and other terms of the Emergence Awards will be as described below.

Liquidity and Valuation

•       If the New Common Shares are not traded on a national securities exchange at the time of payment of an award, then subject to any applicable restrictions under the RBL Credit Facility, liquidity will be provided by the Company for vested awards or shares upon termination of employment without “Cause,” for “Good Reason,” or upon death or “Disability” (such terms as defined in the Memorial Production Partners LP Key Employee Incentive Plan). In addition, the Plan will provide that, if the New Board, in consultation with the Company’s Chief Executive Officer, determines that it is appropriate to provide participants reasonable liquidity opportunities in other circumstances, such opportunities will be provided, subject to any applicable restrictions under the RBL Credit Facility.

•       If not so traded, valuation of New Common Shares shall be determined based upon a pre-established formula (e.g., multiple of earnings) or independent appraisals obtained on an ongoing basis (e.g., quarterly valuations), as determined by the Committee. Valuations will be communicated to Participants.

TERMS OF EMERGENCE AWARDS

Category	Terms

Participants	The Emergence Awards will be allocated to management and other key employees, as set forth in the MIP Letter Agreement (the “Initial Participants”).

Emergence Award Pool	• The Emergence Awards will represent 50% of the Award Pool (5% of the New Common Shares).

2

Category	Terms

• Emergence Awards will be granted to the Initial Participants on the Effective Date in accordance with the MIP Letter Agreement.

Form of Emergence Awards

•       50% of the Emergence Awards (2.5% of the New Common Shares) will be granted in the form of restricted stock units (“RSUs”). RSUs will include dividend equivalent rights, which will be accumulated and reinvested in RSUs, subject to vesting.

•       50% of the Emergence Awards (2.5% of the New Common Shares) will be granted in the form of non-qualified stock options (“Stock Options”). For the Stock Options, the term will be six (6) years and the exercise price will equal the VWAP Price (or Plan Equity Value, if the New Common Shares are not listed on a national exchange on the Effective Date).

•       “VWAP Price” means the volume-weighted average price of a New Common Share for the 20 calendar day period beginning on the 11th calendar day after the Effective Date and ending on the 30th calendar day after the Effective Date (as determined consistent with the requirements of Section 409A of the Internal Revenue Code).

•       “Plan Equity Value” means the reorganized equity value of the New Common Shares on the Effective Date.

Vesting

•       RSUs – one-third (1/3) of the New Common Shares subject to such award will vest on each of the first three anniversaries of the Effective Date, subject to the participant’s continued employment.

•       Stock Options – one-third (1/3) of the New Common Shares subject to such award will vest on each of the first three anniversaries of the Effective Date, subject to the participant’s continued employment.

•       Upon termination of employment without “Cause,” for “Good Reason,” or upon death or “Disability” (such terms as defined in the Memorial Production Partners LP Key Employee Incentive Plan), the RSUs will become fully vested, and the Stock Options that were scheduled to vest within 12 months following such termination will vest. If the New Common Shares are not then listed on a national securities exchange, the shares will be valued at the time of termination as provided above.

•       Emergence Awards will become fully vested in the event of termination of employment without “Cause” or for “Good Reason,” in either case following a “Change in Control” of the Company (as defined in the Plan).

•       Upon the termination of employment without “Cause” or for “Good Reason” of a participant within two (2) years following the Effective Date who is party to a Change in Control Agreement, such participant would be paid the greater of (A) the aggregate cash value of the payments or benefits due under Section 3 of the participant’s Change in Control Agreement, or (B) the aggregate cash value of his or her Emergence Awards, with RSU value determined based upon the then value of the New Common Shares and Stock Options determined based on the value of such Stock Options at the time of such termination; provided that the foregoing payment shall be calculated solely by reference to clause (B) if in the good faith judgment of the New Board

3

Category	Terms

providing a greater payment pursuant to clause (A) is not warranted because the participant was terminated for poor performance. The Change in Control Agreements will otherwise be modified to apply to a future Change in Control event.

Exercise and Settlement

•       RSUs – payment in New Common Shares (with tax withholding paid in cash or, if permitted by the Committee at the time, via “net” settlement); payment within 30 days following vesting.

•       Stock Options – may be exercised by payment of exercise price and withholding taxes in cash (or, if permitted by the Committee at the time, shares or “net” exercise).

4

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR CONSENTING NOTEHOLDERS

This Joinder Agreement to the Plan Support Agreement, dated as of [            ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Plan Support Agreement”), between Memorial Production Partners LP (the “Memorial Parent”), the subsidiaries of the Memorial Parent party thereto, and the holders of the principal amounts outstanding under the Unsecured Note Indentures (together with their respective successors and permitted assigns, the “Consenting Noteholders” and each, a “Consenting Noteholder”) is executed and delivered by                                                       (the “Joining Party”) as of                             , 2017. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Plan Support Agreement.

1. Agreement to Be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Plan Support Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Noteholder” and a “Party” for all purposes under the Plan Support Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of 6.875% Senior Unsecured Notes, and the aggregate principal amount of 7.625% Senior Unsecured Notes, in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Noteholders set forth in Section 8 of the Plan Support Agreement to each other Party to the Plan Support Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING NOTEHOLDER]

By:
Name:
Title:

Principal Amount of the 6.875% Senior Unsecured Notes: $

Principal Amount of the 7.625% Senior Unsecured Notes: $

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

MEMORIAL PRODUCTION PARTNERS LP

By:	Memorial Production Partners GP, LLC,
its general partner

By:
Name:
Title:

EXHIBIT C

Dear [INVESTOR],

On [●], 2017, Memorial Production Partners LP (“Memorial Parent”) and its subsidiaries commenced a solicitation of votes for a plan of reorganization (the “Plan”) pursuant to chapter 11 of the Bankruptcy Code. An electronic copy of the Plan is available on the case information website http://www.[●].com.

In connection with the Plan, we have been requested by Memorial Parent to inform our investors of potential adverse tax consequences to those investors that own, directly or indirectly, both (a) equity interests in [CONSENTING NOTEHOLDER] and (b) equity interests in Memorial Parent (including any options, warrants, or rights to acquire an equity interest in Memorial Parent, each a “Memorial Parent Interest”) upon consummation of the Plan, as more fully described in the Plan. Each such investor should review the Plan and seek advice from its tax advisors regarding the potential tax consequences to it of owning Memorial Parent Interests upon the consummation of the Plan or disposing such Memorial Parent Interests before the consummation of the Plan.

This notification is being provided for informational purposes only and should not be construed as legal, business, financial or tax advice.

Kind regards,

[CONSENTING NOTEHOLDER]

Schedule A

1)

Any default or event of default arising from or related to a failure by the Memorial Parties to pay any amounts on the 7.625% Senior Unsecured Notes, including any cross-defaults arising from or related to such failure.

2)

Any default or event of default arising from or related to entry into or performance under this Plan Support Agreement by the Memorial Parties and the Consenting Noteholders, including, without limitation, the execution or commencement of Solicitation of the Plan.

Schedule B